Exhibit 99.1

LLEX:NYSE MKT

LILIS ENERGY NAMES JAMES LINVILLE PRESIDENT

SAN ANTONIO, TEXAS – June 26, 2017 – Lilis Energy, Inc. (NYSE MKT: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced that James Linville has joined the company as its new President, effective today. He will report directly to the Chief Executive Officer, Avi Mirman.

Throughout his 30-year career, Mr. Linville, a petroleum engineer by background, has led and managed oil and gas development projects in the majority of the major unconventional U.S. basins for companies including U.S. Energy Development Corporation, American Energy Partners, and Devon Energy (NYSE:DVN). Amongst his key career accomplishments are evaluating over $12 billion of acquisitions, with over $5 billion completed; co-managing approximately $850 million multi-rig horizontal development programs, and overseeing drilling of over 500 wells.

“Lilis is one of the top performing and highest-growth upstream energy companies in 2017. To help achieve our goal of continued growth, we are continuing to expand our core management team to selectively add talented executives with experience in high growth companies. With over three decades of experience, Jim is the right man for the job. Not only has he built an impressive track record of oil and gas operational excellence, most recently in the Delaware and Midland basins of the Permian, but he also has substantial experience with growing companies through acquisitions and strategic divestitures,” said Mr. Mirman. “The weakening commodity climate, coupled with our strong financial position, provides an exceptional timing opportunity for us to continue to expand our position in the Permian and strengthen our foundation.”

Prior to joining Lilis, Mr. Linville was Senior Director, Operations and Development for U.S. Energy Development Corporation, where he also served as a member of the Capital Committee tasked with deploying up to $200 million annually primarily within the Delaware Basin and Eagle Ford. Previously, he served as Director-Acquisitions for American Energy Partners and subsequently as Director-Operations, for American Energy Partners’ Permian Basin affiliate. During his tenure, Mr. Linville was responsible for assembling and leading the technical team that screened over 400 acquisition opportunities. Two of Mr. Linville’s key evaluations resulted in the successful creation of $4.25 billion in Permian and Marcellus platform companies for American Energy Partners.

“I am very excited to join Lilis Energy and look forward to working with the management and technical teams to help take the Company to the next level. Lilis has first-class assets in the core of the Delaware Basin, and is well capitalized and positioned to benefit from opportunities caused by weak market conditions. I am confident that we will continue to maximize shareholder value through a disciplined growth and development strategy,” said Mr. Linville.

Mr. Linville’s career includes serving in various engineering and leadership roles at Devon Energy from January 2001 to January 2014. From 2007-2014, Mr. Linville was Devon’s Operations Manager-Rockies, where he managed a $300 million capital budget with 50 horizontal wells drilled per year; oversaw 2,700 producing wells, and supervised 200 employees. Prior positions with Devon included serving as Supervisor-Business Process Transformation Team, an 18-month special project; Senior Reservoir Engineering Advisor-Permian New Mexico, and Senior Operations Engineer-Permian New Mexico. Mr. Linville’s background also includes serving as New Zealand Drilling Manager and Senior District Petroleum Engineer-Appalachian Basin for Eastern American Energy & Westech International; Senior Production Operations Engineer for Consolidated Oil and Gas; Petroleum Engineer: Permian, Rockies, Midcontinent & Gulf Coast for Hallwood Petroleum, and Drilling Engineer and Rig Supervisor for UNOCAL.

Mr. Linville earned a Bachelor of Science in Petroleum Engineering from New Mexico Tech, and a Master of Environmental Management from Marshall University. He is a member of the Petroleum Advisory Board of New Mexico Tech, and has previously served as a board member, section chairman, and regional meeting chairman of the Society of Petroleum Engineers. Mr. Linville is a registered professional engineer with the State of Colorado.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered among the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 10,000 acres. Lilis Energy's focus is to grow current reserves and production and pursue strategic acquisitions inthe Delaware Basin. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31